Exhibit 99.1

Infinite Reality Sets Video Conference Call From the Metaverse

Thursday, March 10, 2022, at 4:15 PM ET

Los Angeles - (March 4, 2022) - Infinite Reality, Inc. (“Infinite Reality”), the new Metaverse innovation and entertainment company born out of the powerful combination of social ecommerce platform app Display Social, leading entertainment production facility Thunder Studios, and groundbreaking Metaverse technology and innovation company Infinite Reality, will hold a video conference call broadcast from the Metaverse on Thursday, March 10, 2022 at 4:15 PM Eastern time.

John Acunto, Infinite Reality CEO, will host the call to announce Infinite Reality, Inc’s. planned merger with Universal Security Instruments (NYSEAmerican: UUU).

Date: Thursday, March 10, 2022

Time: 4:15 PM Eastern / 1:15 PM Pacific

Click HERE to enter the Metaverse and view the presentation (full link below)

Dial-In: (833) 945-2458

International Dial-In: (520) 809-9761

Conference ID: 6417709

Passcode: 8339452458, 5208099761

Please log in or call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and email.

Questions in text or video must be submitted by Wednesday, March 9 at 5 PM ET to press@ir.xyz.

The presentation will be broadcast live and available for replay at HERE after 8:00 PM Eastern time on the same day.

Full presentation link: https://onlinexperiences.com/scripts/Server.nxp?LASCmd=AI:4;F:QS!10100&ShowUUID=A70E6704-F820-450C-9381-EF81674C9EA7

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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About Infinite Reality, Inc.

Infinite Reality is committed to helping brands and creators build their own online community platforms with integrated social, Metaverse, streaming, and a unique suite of tools to maximize engagement, entertainment, and commerce. By providing both the back-end and front-end resources, iR empowers anyone with a phone or computer to capitalize on their social creativity and create their own unique place in the Metaverse.

About Universal Security Instruments, Inc. (NYSEAmerican: UUU)

USI is a U.S.-based manufacturer and distributor of safety and security devices. Founded in 1969, the Company has a 53-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on USI, visit our website at www.universalsecurity.com.

Media Contact:
Gillian Sheldon

213.718.3880

gillian@sheldonstrategy.com